Exhibit 99.1

Alliance One International, Inc.	Tel:	919 379 4300
8001 Aerial Center Parkway	Fax:	919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE			Contact: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Results Through The Third Quarter of Fiscal Year 2016

Morrisville, NC – May 24, 2016 – Alliance One International, Inc. (NYSE: AOI) today announced results for the nine months ended December 31, 2015.

Highlights

Nine Months

•	Gross profit as a percentage of sales improved for the nine months from 12.5% to 13.0%, primarily due to the result of net currency impacts on sales and costs related to foreign currency devaluation versus the U.S. dollar, as well as product mix.

•	SG&A decreased 18.1% to $87.0 million mainly related to lower reserves for customer receivables, decreased compensation costs resulting from headcount reduction, reduced travel costs, and favorable currency movement impacts. This year includes $1.8 million of legal and professional costs related to the previously disclosed Kenyan investigation.

•	Global restructuring and efficiency improvement initiatives commenced March 2015 are on track to exceed $35.0 million of anticipated end-state recurring annualized savings with approximately 95.0% of targeted actions enacted.

•	Sales decreased 12.2% to $1,172.3 million primarily due to lower green prices.

Pieter Sikkel, Chief Executive Officer and President, said, “While the slow start to purchasing this year has continued to affect shipment and sales volumes through the first three quarters, we are pleased to see steadily improving operating income in our Other Regions segment as the impact of our global footprint rationalization, cost reduction initiatives and some reversal of partial vertical integration strategies by certain customers are starting to show results. Despite the continued expectation of full service sales volume increases this year, there are several significant key offsetting factors that impacted consolidated sales and profitability. These include the strong U.S. dollar and weather related reduced crop sizes in the United States. Smaller U.S. crops resulted in decreased processing volumes and sales, as well as increased costs per unit.

“We believe that global oversupply is continuing to correct and that the fourth quarter, as anticipated, will be the largest sales and profit quarter this fiscal year based on later crop timing and associated sales versus last year. We are currently closing our fiscal year 2016 books and expect sales of approximately $1.9 billion and adjusted EBITDA similar to the prior year.

“Our comprehensive global restructuring program that began in the fourth quarter last year is continuing to reduce our cost structure and further optimize our global footprint. Improvements to our global footprint include rationalizing underperforming markets and maximizing core markets where we have made investments. Our results are beginning to show the impact of these initiatives with approximately 95.0% of targeted actions taken and over $35.0 million of anticipated end-state recurring annualized savings on track.

“As previously reported in connection with the restructuring program we decided to exit green leaf sourcing in the Kenyan market and in implementing such initiative discovered improper accounting issues at our Kenyan operation. As a result, we promptly engaged a third party investigator who determined that improper accounting occurred at our Kenyan entity resulting in approximately $50.8 million of discrepancies, mainly in inventory and accounts receivable that stretches back to at least 2008. We have now restated our financial results for fiscal years 2012 through 2015 and for the first quarter of fiscal year 2016. Those we believe are responsible no longer work for the company and we are working with investigators to hold such individuals accountable, while working with our global insurers to seek remedies where available. Additionally, the investigation assessed other country operations and concluded that no similar issues to those discovered in Kenya exist elsewhere within the Company’s global footprint. As a result of these findings, we have enhanced our global control environment to best position our operations to prevent this type of problem in the future.

Mr. Sikkel, concluded, “Global crop production volumes are decreasing as a result of El Nino and lower prices paid to our suppliers in many markets over the last two crops. Supply is moving towards manufacturers’ requirements and we anticipate this next year may result in improved supply and demand balance with further opportunities to reduce uncommitted inventory levels. Our commitment to sustainability, good agricultural practices and improvement in family farm income are central to both our short-term and long-term planning. Our customers’ focus on sustainable, efficient supply chain management provides opportunity to grow and enhance our results that should improve shareholder value.”

Performance Summary for the Nine Months Ended December 31, 2015

Total sales and other operating revenues decreased by 12.2% to $1,172.3 million. Certain customers in North America changed their requirements during the current year from processing services only to purchases of full service tobaccos. This shift in requirements resulted in increased North American volumes, tobacco revenues and tobacco costs that were partially offset by decreased processing revenues and processing costs related to the change in sales terms and reduced crop size when compared with the previous year. However, global volumes decreased 2.0% overall to 242.8 million kilos due to reduced requirements in some markets and the timing of shipments in North America, South America and Europe.

Tobacco revenues decreased 10.8% overall due to the decrease in global volumes and a 9.0% decrease in average sales prices to $4.56 per kilo. Average sales prices decreased due to changes in product mix, the negative impact on pricing resulting from currency related cost and sales decreases, an oversupply of tobacco in the market and lower prices paid to tobacco suppliers in most regions. Changes in product mix, lower volumes and lower prices paid to tobacco suppliers across all regions partially offset by currency movement reduced tobacco costs overall as well as lowered average tobacco costs on a per kilo basis. As a result, gross margin decreased 9.1% to $152.2 million. However, gross margin as a percentage of sales increased from 12.5% to 13.0%, primarily due to the result of net currency impacts on sales and costs related to foreign currency devaluation versus the U.S. dollar, as well as product mix.

SG&A decreased 18.1% to $87.0 million primarily from the non-recurrence of reserves for customer receivables in the prior year, decreased compensation costs due to headcount reduction, lower travel costs, and the favorable impact of currency movement. Restructuring and asset impairment charges increased from $0.5 million to $4.1 million in the current period mainly related to impairment of advances to tobacco suppliers and real property in Africa, and to changes in certain defined benefit plans as a result of our restructuring initiative that began in the prior fiscal year. Charges in the prior year are asset impairment charges for machinery and equipment related to our previous U.S. cut rag facility following construction of a new facility. Due to the net impact of these changes in our results for the nine month year-to-date period, operating income decreased 1.3% to $61.2 million.

Our interest costs increased 3.8% to $86.9 million compared to the prior year, primarily due to higher amortization of debt costs and higher average borrowings that were partially offset by lower average rates.

Our effective tax rate was (106.7)% this year compared to (78.8)% last year and cash taxes paid increased 6.1% to $12.5 million. The variance in the effective tax rate between this year and last year is the result of many factors that include but are not limited to differences in forecasted income for the respective years; differences in year-to-date income for the quarters; certain losses for which no tax benefit is recorded; and differences between discrete items recognized for the quarters that include changes in valuation allowances, net exchanges losses on income tax accounts and net exchange gains related to liabilities for unrecognized tax benefits.

Earnings Per Share

Nine Months

For the nine months ended December 31, 2015, net loss was $36.1 million, or $4.06 per basic share, compared to net loss after restatement of $28.5 million or $3.24 per basic share for the prior year period. Included in net loss for the nine months ended December 31, 2015 was $4.1 million of restructuring and asset impairment charges and $1.8 million expense related to the Kenyan investigation for legal and professional costs. After adjusting for tax, these items negatively impacted earnings per basic share by $0.53.

Liquidity and Capital Resources

As of December 31, 2015, available credit lines and cash were $608.3 million, comprised of $195.2 million in cash and $413.1 million of credit lines, of which $10.3 million was available under the U.S. revolving credit facility for general corporate purposes, $394.0 million of foreign seasonal credit lines and $8.8 million exclusively for letters of credit.

Additionally, in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities and outstanding public notes, as they may permit.

Fiscal Year 2016 Nine Months Financial Results Investor Call

The Company will hold a conference call to report financial results for the nine months ended December 31, 2015, on Wednesday May 25, 2016 at 8:00 A.M. EST. The dial in number for the call is (866) 598-9332 or outside the U.S. (480) 293-0665 and conference ID 8470447. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET, May 25th through 11:00 A.M. May 30th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 8470447. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, resolution of tax matters, Alliance One’s ability to satisfy the New York Stock Exchange’s continued listing standards and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended December 31, 2015 and 2014

(Unaudited)

	Nine Months Ended December 31,
(in thousands, except per share data)	2015	2014 (As Restated)

Sales and other operating revenues	$1,172,274	$1,335,341
Cost of goods and services sold	1,020,066	1,167,940

Gross profit	152,208	167,401
Selling, general and administrative expenses	86,986	106,207
Other income	125	1,273
Restructuring and asset impairment charges	4,087	500

Operating income	61,260	61,967
Debt retirement expense (income)	—	(338)
Interest expense (includes debt amortization of $7,123 and $5,693 in 2015 and 2014, respectively)	86,911	83,694
Interest income	5,393	4,411

Income (loss) before income taxes and other items	(20,258)	(16,978)
Income tax expense	21,617	13,387
Equity in net income of investee companies	5,679	1,642

Net income (loss)	(36,196)	(28,723)
Less: Net loss attributable to noncontrolling interests	(115)	(182)

Net income (loss) attributable to Alliance One International, Inc.	$(36,081)	$(28,541)

Income (loss) per share:
Basic	$(4.06)	$(3.24)
Diluted	$(4.06)	$(3.24)

Weighted average number of shares outstanding:
Basic	8,878	8,821
Diluted	8,878	8,821

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

	Nine Months Ended December 31, (4)
(in thousands)	2015	2014 (As Restated)

U.S. GAAP - Net loss attributable to Alliance One International, Inc.	$(36,081)	$(28,541)

Plus: Interest expense	86,911	83,694
Plus: Income tax expense (benefit)	21,617	13,387
Plus: Depreciation and amortization	21,018	22,247

EBITDA(1)	93,465	90,787

Plus: Abnormal unrecovered advances to suppliers(2)	439	481
Plus: Reserves for doubtful customer receivables	(181)	12,417
Plus: Non-cash employee stock based compensation	2,074	2,395
Less: Other income	125	1,273
Plus: Restructuring and asset impairment charges	4,087	500
Plus: Debt retirement expense (income)	—	(338)
Plus: Amortization of basis difference - CBT investment(3)	1,218	2,458
Plus: Kenyan Investigation Legal & Professional Costs	1,771	—
Less: Kenyan Green Leaf Operation Adjusted EBITDA (5)	(12,193)	(10,729)

Adjusted EBITDA(1)	$114,941	$118,156

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly - titled measures used by other companies or appearing in our debt obligations or agreements.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	The quarter ended June 30, 2015 was restated due to the Kenya matter previously disclosed, as well as all quarters in the previous fiscal year-to-date period.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(12,193) for the nine months ended December 31, 2015 and $(10,729) for the nine months ended December 31, 2014 is calculated on the same basis as Adjusted EBITDA presented in this table. In Fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.